Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA Technologies, Inc. Announces Appointment of Gina A. Luna as a Director

THE WOODLANDS, Texas, July 18, 2018 /PRNewswire/ -- TETRA Technologies, Inc. (TETRA or the Company) (NYSE: TTI) today announced that its board of directors has appointed Gina A. Luna as a member of the board of directors, effective July 15, 2018.  Ms. Luna will serve as an independent director and a member of the audit and the nominating and corporate governance committees of the board.

Stuart M. Brightman, TETRA’s Chief Executive Officer, stated, “I am pleased to welcome Gina to our board.  She brings excellent insights and years of international and domestic investment and commercial banking, marketing and executive management experience across multiple industries to our board.

Ms. Luna has served as the Chief Executive Officer of Luna Strategies, LLC, an independent consulting firm, since November 2016.  Prior to that, Ms. Luna served at JPMorgan Chase & Co. for 21 years, holding several senior management level positions, most recently as Managing Director, Chase Commercial Banking, from 2009 to November 2016, as Chief Marketing Officer, Chase Commercial Banking, from 2005 to 2009, and as Chief Operating Officer, Commercial & Investment Banking, South Region, from 2000 to 2005.  Ms. Luna received a Bachelor of Science in Business Administration, with majors in finance and management, from Texas A&M University.

About TETRA

TETRA is a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, water management, frac flowback, production well testing, and compression services and equipment.  TETRA owns an equity interest, including all of the general partner interest, in CSI Compressco LP (NASDAQ:CCLP), a master limited partnership. Visit the company’s website at www.tetratec.com.

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Investor Contact	Media Contact
TETRA Technologies, Inc.	TETRA Technologies, Inc.
The Woodlands, Texas	The Woodlands, Texas
Stuart M. Brightman	TETRA Media Line:
Chief Executive Officer	+1 281.364.5060
Phone: +1 281.367.1983	media@tetratec.com
www.tetratec.com	www.tetratec.com